SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): September
21, 1998 (September 14, 1998)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9237


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on September 14, 1998, Hudson's Grill of Jackson, Inc., a franchisee of the Company's subsidiary, Hudson's Grill International, Inc., opened the first Hudson's Grill restaurant in Michigan. The restaurant is located in Jackson, Michigan. The Company has another franchisee in Michigan, Sharfe, L.L.C., that will have a Hudson's Grill under construction in Marquette shortly.

     The Company's Hudson's Grill International, Inc., subsidiary has almost completed its new Hudson's Grill in Richardson, Texas.
The expected opening of the Richardson restaurant is the third or fourth week of October 1998.

     The Company also announced that Tony Nardizzi, Vice President for Operations, left the Company in August. Some of his duties have been assumed by Matt Quinn, who has had previous experience with operating Hudson's Grills in California, and who will supervise the opening of the Richardson, Texas, Hudson's Grill.

     On May 29, 1998, the Company held it annual meeting of shareholders. At the meeting the shareholders voted to ratify the transfer of most of the Company's assets to its subsidiary, Hudson's Grill International, Inc.; to register the shares of Hudson's Grill International if the directors elect to do so; and then to distribute the subsidiary's shares to the shareholders of the Company. At the same time, the shareholders also voted to continue in office the previous year's directors; the directors of the Company are: David L. Osborn, Thomas A. Sacco, and Robert W. Fischer.




    Item 7.  Exhibits.

         1. Press Release dated September 21, 1998, regarding the opening of the Hudson's Grill in Jackson, Michigan, the anticipated opening of the Hudson's Grill in Richardson, Texas, and regarding the results of the annual shareholders meeting.

    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: September 21, 1998

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\980918.O01

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